[Memory LOGO]

FOR IMMEDIATE RELEASE

For More Information:
Joseph M. Donabauer Vice President and Controller (201) 802-7245	Lazar Partners, Ltd. Fern Lazar, President (212) 867-1765

Alzheimer’s Patients Dosed in Memory Pharmaceuticals’ Safety & Tolerability Clinical Study of MEM
1003 in U.S.

Montvale, New Jersey – January 12, 2005 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced the commencement of a safety and tolerability study of MEM 1003 in Alzheimer’s disease (AD) patients. The study is being conducted under an Investigational New Drug (IND) application that Memory Pharmaceuticals filed with the U.S. Food and Drug Administration (FDA) in mid-November 2004.

David A. Lowe, Ph.D., Chief Scientific Officer of Memory Pharmaceuticals, commented, “we are pleased that this important dose escalation study in AD patients has begun. It builds on Phase I work completed in both young and elderly healthy volunteers conducted in the United Kingdom, which was incorporated into the U.S. IND application. MEM 1003 is a potentially important compound for the treatment of this debilitating disease. The Company is committed to filling the high unmet medical need for more durable Alzheimer’s treatments and developing a range of approaches to address central nervous system disorders.”

The safety and tolerability study is a single center, randomized, double-blind, placebo-controlled clinical study and is being conducted at the Clinical Research Institute in Wichita, Kansas under the direction of Dr. Sheldon Preskorn, President and Chief Executive Officer of the Clinical Research Institute. The Clinical Research Institute and Dr. Preskorn are both affiliated with the University of Kansas School of Medicine — Wichita. The study design consists of two phases, a double-blind dose escalation phase and double-blind treatment phase. Up to 32 patients will be enrolled in each phase of the study. The first phase will be approximately six weeks in duration and MEM 1003 or placebo will be administered to patients two times on one day of certain weeks during that period. Patients in the first phase will be treated at escalating doses that could reach up to 120 milligrams per dose. The highest tolerated dose of MEM 1003 in the first phase will then be administered to the up to 32 patients participating in the second phase of the study. Dosing in the second phase will occur twice daily for a period of ten days.

A secondary objective of the safety and tolerability study is to evaluate the acute neurocognitive function in the AD patients using a battery of standard cognitive tests. Pharmacokinetic measurements and other observations from this study, including the results of the cognitive tests, will be used to finalize dose selection and design details of the Phase IIa efficacy study which is scheduled to commence by the end of the first half of 2005.

The IND application that was filed with the FDA for the safety and tolerability study included the results of the two double-blind, randomized, placebo controlled Phase I clinical trials for MEM 1003 that were completed in the United Kingdom. The Phase I clinical trials involved an aggregate of 125 healthy volunteers, rather than the 185 healthy volunteers previously disclosed.

MEM 1003 is a neuronal L-type calcium channel modulator that Memory Pharmaceuticals is developing for the treatment of AD, a progressive neurodegenerative disorder for which there is no known cure. By blocking L-type calcium channels, MEM 1003 may regulate the flow of calcium and reestablish normal levels of calcium, thereby enhancing cognition and reducing progression of the disease.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating central nervous system (CNS) disorders such as Alzheimer’s disease, depression, schizophrenia, vascular dementia, Mild Cognitive Impairment, and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: conducting preclinical and clinical trials of the company’s drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize the company’s drug candidates; the company’s dependence on its collaborations with Roche and its license relationship with Bayer; the company’s ability to enter into and maintain collaborations with third parties for its other early stage drug development programs; achieving milestones under the company’s collaborations; obtaining additional financing to support the company’s R&D and clinical activities and operations; the company’s dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to the company. These and other risks are described in greater detail in the company’s filings with the Securities and Exchange Commission. Memory Pharmaceuticals Corp. may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. The company disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

# # #